Exhibit 99.1

For Immediate Release	Contact: Dan Kelly
December 30, 2005	(919) 774-6700

THE PANTRY COMPLETES REPRICING OF SENIOR SECURED CREDIT FACILITIES

SANFORD, N.C., Dec. 30, 2005 (BUSINESS WIRE) — The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced that it has completed a repricing and renegotiation of certain terms of its senior secured credit facilities. The facilities include a term loan with a remaining balance of $205 million, as well as a $150 million revolving credit facility.

As previously disclosed, the Company used approximately $100 million of the proceeds from its recent convertible debt offering to reduce the amount of its outstanding term loan. Under the revised credit agreement, the interest rate spread was reduced by 50 basis points on the term loan and by 100 basis points on the revolving credit facility (if and when utilized). The size of the revolver was also increased by $80 million, to $150 million.

The term of the credit facilities was extended to January 2012, and required annual principal repayments were reduced from $16 million to $2 million. The Company will incur a $1.9 million pre-tax charge in its first fiscal quarter in connection with the refinancing of its term loan. As a result, the expected net impact on fiscal 2006 earnings is neutral, while the benefit in future years from reduced interest expense is expected to be $0.05-$0.06 per share.

Peter J. Sodini, President and Chief Executive Officer of The Pantry, said, “We are pleased to complete this renegotiation and the overall restructuring of our debt, including last month’s convertible note offering. The amendments to our credit agreement provide for significant reductions in both our interest expense and required principal payments. The combination increases our projected free cash flow and enhances our financial flexibility to take advantage of future acquisition opportunities as they arise.”

Additional details will be available in a Form 8-K to be filed with the Securities and Exchange Commission shortly.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2005 of approximately $4.4 billion. As of September 29, 2005, the Company operated 1,400 stores in eleven states under a number of banners including Kangaroo ExpressSM, Golden GallonR, and CowboysSM. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise, and their ability to continue to supply our stores; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of December 30, 2005. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

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